Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY FEBRUARY 12, 2018

SOTHERLY HOTELS LP CLOSES $25.0 MILLION

SENIOR UNSECURED NOTES OFFERING

Williamsburg, Virginia – February 12, 2018 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that its operating partnership, Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company, “we”, “us” and “our”), has closed an underwritten public offering of $25.0 million of 7.25% senior unsecured notes due 2021 (the “Notes”) for total expected net proceeds of approximately $23,300,000 after deducting the underwriting discounts and commissions and estimated offering-related expenses payable by the Company. The Notes are unconditionally guaranteed by the Company. The Operating Partnership has granted to the underwriters a 30-day option to purchase up to an additional 15% of the Notes being offered to cover over-allotments, if any, at the public offering price of $25.00 per Note. The Operating Partnership has filed an application to list the Notes on the NASDAQ® Global Market under the symbol “SOHOK” and, if the application is approved, trading is expected to commence within 30 days of closing of the offering.

The Operating Partnership intends to use the net proceeds from this offering, together with existing cash on hand and the proceeds from additional financing sources, to finance the purchase price of the Hyatt Centric Arlington hotel (the “Arlington Acquisition”) and for general corporate purposes, including acquisition of additional hotels, the repayment of other outstanding indebtedness, capital expenditures, the improvement of hotels in our portfolio, working capital and other general purposes.

Sandler O’Neill + Partners, L.P. acted as lead left book-runner and Stephens Inc. acted as a passive book-runner for the offering. The offering was made as a public offering under the Company’s and the Operating Partnership’s jointly filed shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) (File Nos. 333-220369 and 333-220369-01), which was declared effective by the SEC on September 20, 2017. The offering was made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus can be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond our control.

Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on our future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs; risks associated with adverse weather conditions, including hurricanes; the availability and terms of financing and capital and the general volatility of the securities markets; the Company’s intent to repurchase shares from time to time; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of our hotels; risks associated with maintaining our system of internal controls; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in our current and proposed market areas; risks associated with our ability to maintain our franchise agreements with our third party franchisors; our ability to consummate the Arlington Acquisition and to acquire additional properties and the risk that potential acquisitions, including the Arlington Acquisition, may not perform in accordance with expectations; our ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and our ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail in our registration statement, under “Risk Factors” in our Annual Report on Form 10-K and subsequent reports filed with the SEC. We undertake no obligation to and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,838 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.

Contact at the Company:
Scott Kucinski
Sotherly Hotels Inc. 410 West Francis Street
Williamsburg, Virginia 23185
(757) 229-5648